Exhibit 99.3

METROPLEX TRADING COMPANY LLC (dba GrabAGun.com)

BALANCE SHEETS

(IN THOUSANDS)

	June 30,	December 31,
	2025	2024
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$4,642	$7,887
Inventory, net	5,826	4,771
Deferred transaction costs	1,675	252
Prepaid expenses and other current assets	414	582
Total current assets	12,557	13,492

Capitalized software, net	463	404
Property and equipment, net	27	28
Operating lease right-of-use asset	152	263
Other assets	90	44
Total assets	$13,289	$14,231

Liabilities and Members’ Capital
Current liabilities:
Accounts payable	$10,067	$8,687
Operating lease liability, current	160	233
Accrued expenses and other current liabilities	664	1,079
Unearned revenue	1,773	2,274
Total current liabilities	12,664	12,273

Operating lease liability, non-current	—	41
Total liabilities	12,664	12,314

Commitments and Contingencies (Note 9)

Members’ Capital:
Members’ capital (100 Units outstanding)	625	1,917
Total members’ capital	625	1,917
Total liabilities and members’ capital	$13,289	$14,231

The accompanying notes are an integral part of these unaudited financial statements.

METROPLEX TRADING COMPANY LLC (dba GrabAGun.com)

STATEMENTS OF OPERATIONS (Unaudited)

(IN THOUSANDS, EXCEPT UNIT AND PER UNIT AMOUNTS)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
Net revenues	$21,228	$20,391	$44,559	$46,991
Cost of goods sold	19,178	18,331	40,246	42,840
Gross profit	2,050	2,060	4,313	4,151

Operating expenses:
Sales and marketing	122	122	262	274
General and administrative	1,339	1,225	3,397	2,477
Total operating expenses	1,461	1,347	3,659	2,751
Income from operations	589	713	654	1,400

Other income:
Other income, net	41	167	94	240
Total other income	41	167	94	240

Net income	$630	$880	$748	$1,640

Weighted average participating membership interest units, basic and diluted	100	100	100	100
Net income per participating membership interest unit, basic and diluted	$6,300	$8,800	$7,480	$16,400

The accompanying notes are an integral part of these unaudited financial statements.

METROPLEX TRADING COMPANY LLC (dba GrabAGun.com)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL (Unaudited)

(IN THOUSANDS, EXCEPT UNIT AMOUNTS)

	Total Members’ Capital
	Units	Amount
Balance, December 31, 2023	100	$2,036
Net income	—	760
Capital distributions	—	(1,660)
Balance, March 31, 2024	100	$1,136
Net income	—	880
Capital distributions	—	(1,100)
Balance, June 30, 2024	100	$916

	Total Members’ Capital
	Units	Amount
Balance, December 31, 2024	100	$1,917
Net income	—	118
Capital distributions	—	(1,020)
Balance, March 31, 2025	100	$1,015
Net income	—	630
Capital distributions	—	(1,020)
Balance, June 30, 2025	100	$625

The accompanying notes are an integral part of these unaudited financial statements.

METROPLEX TRADING COMPANY LLC (dba GrabAGun.com)

STATEMENTS OF CASH FLOWS (Unaudited)

(IN THOUSANDS)

	For the Six Months Ended June 30,
	2025	2024
Operating activities:
Net income	$748	$1,640
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation of property and equipment	8	8
Amortization of software development costs	93	165
Amortization of right-of-use asset	110	104
Sales return allowance	142	219
Inventory returns reserve	115	148
Changes in operating assets and liabilities:
Inventory, net	(1,170)	433
Prepaid expenses and other current assets	168	220
Other assets	(47)	1
Accounts payable	1,216	(4,323)
Operating lease liability	(114)	(102)
Accrued expenses and other current liabilities	(556)	(206)
Unearned revenue	(501)	(1,352)
Net cash provided by (used in) operating activities	$212	$(3,045)

Investing activities:
Purchase of property and equipment	(9)	—
Disposal of property and equipment	2	—
Additions to capitalized software	(151)	(75)
Net cash used in investing activities	$(158)	$(75)

Financing activities:
Payments of deferred transaction costs	(1,259)	—
Capital distributions to owners	(2,040)	(2,760)
Net cash used in financing activities	$(3,299)	$(2,760)

Net change in cash	(3,245)	(5,880)
Cash and cash equivalents at beginning of period	7,887	10,738
Cash and cash equivalents at end of period	$4,642	$4,858

Supplemental disclosures of non-cash financing activities:
Deferred transaction costs included in accounts payable	$164	$—

The accompanying notes are an integral part of these unaudited financial statements.

METROPLEX TRADING COMPANY LLC (dba GrabAGun.com)

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

1.	ORGANIZATION AND DESCRIPTION OF BUSINESS

Metroplex Trading Company LLC dba GrabAGun.com (“GrabAGun” or the “Company”) is a multi-brand eCommerce retailer of firearms, ammunition and related accessories. The Company’s firearm products are ordered and paid for by customers online through the Company’s eCommerce site and mobile app and are delivered to them on-premises through their choice of federal firearm licensed dealers nationwide. The Company’s network of localized firearm dealers perform background checks on firearms purchasers and complete sales forms as mandated by federal and state firearm regulations.

The Company aims to simplify the firearms and ammunition purchasing process for its customers through, among other things, enhanced selection, procurement and regulatory compliance assistance. The Company also offers “Shoot Now, Pay Later” financing options through Credova, providing qualifying customers with more flexible payment schedules, as further described below. The Company does not manufacture products; however, the Company’s multi-brand product offerings and long-term relationships with its vendor partners enable the Company to provide the breadth and diversity of products to best address each customer’s specific needs. The Company has developed industry-leading solutions for supply chain management, combining dynamic inventory and order management with AI-powered pricing and demand forecasting. These advancements enhance the Company’s ability to provide seamless logistics and a streamlined experience for its customers.

The Company began doing business as “GrabAGun.com” in 2010 and is headquartered in Coppell, Texas.

Business Combination

On January 6, 2025, the Company entered into a Business Combination Agreement (the “Merger Agreement”) with Colombier Acquisition Corp. II (“Colombier”), Pubco, Gauge II Merger Sub LLC, a Texas limited liability company and wholly-owned subsidiary of Pubco (“Company Merger Sub”), and upon subsequent execution of a joinder agreement, Gauge II Merger Sub Corp., a Cayman Islands exempted company and wholly-owned subsidiary of Pubco (“Purchaser Merger Sub”). GrabAGun Digital Holdings Inc., a Texas corporation (“Pubco”) was formed on December 30, 2024, prior to and for the purpose of consummating the Business Combination (as defined below).

On July 15, 2025 (the “Closing Date”), pursuant to the terms of the Merger Agreement, the Mergers (as defined below) and the other transactions contemplated by the Merger Agreement were consummated (collectively, the “Business Combination”), whereby Colombier and GrabAGun became wholly-owned subsidiaries of Pubco, as more specifically described below. As of the Closing Date, the Company’s “Shoot Now, Pay Later” financing offering through Credova constitutes a related party transaction as a director nominee of PubCo holds a management position within Credova. The Company’s historical transactions with Credova have made up less than 10% of total annual revenues.

At the Closing Date, pursuant to the terms of the Merger Agreement and after giving effect to the redemptions of Colombier Class A Ordinary Shares by public shareholders of Colombier for cash:

●	All issued and outstanding Colombier securities not redeemed prior to the Closing Date were cancelled and exchanged for the right to receive equivalent securities of Pubco;

●	All issued and outstanding GrabAGun securities immediately prior to the Closing Date were cancelled in exchange for the right of the former owners of GrabAGun (the “GrabAGun Members”) to receive 10,000,000 newly-issued shares of Pubco common stock and $50,000,000 in cash, distributed to the GrabAGun Members on a pro rata basis, in accordance with their respective membership interests in GrabAGun as of immediately prior to the Closing Date; and

●	300,000 shares of Pubco common stock were issued to a GrabAGun consultant pursuant to the Consulting Agreement described in Note 7.

METROPLEX TRADING COMPANY LLC (dba GrabAGun.com)

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

As part of the Business Combination:

●	Purchaser Merger Sub merged with and into Colombier, with Colombier continuing as the surviving entity and changing its name from Colombier Acquisition Corp. II to GAG Surviving Corporation, Inc. (the “Colombier Merger”);

●	Company Merger Sub merged with and into GrabAGun, with GrabAGun continuing as the surviving entity (the “GrabAGun Merger” and together with the Colombier Merger, the “Mergers”), and shortly after on July 16, 2025, GrabAGun changed its name from Metroplex Trading Company LLC to GrabAGun LLC; and

●	Colombier and GrabAGun became wholly owned subsidiaries of Pubco, in each case in accordance with the terms and conditions set forth in the Merger Agreement.

On July 16, 2025, Pubco’s common stock and warrants began trading on the New York Stock Exchange (the “NYSE”) under the ticker symbols “PEW” and “PEWW,” respectively.

2.	LIQUIDITY AND GOING CONCERN

Historically, the Company’s primary source of liquidity has been funds from operating activities. The Company reported operating income for the three and six months ended June 30, 2025 and 2024 and had positive cash flows from operations of $0.2 million for the six months ended June 30, 2025. As of June 30, 2025, the Company had aggregate cash and cash equivalents of $4.6 million and negative net working capital of $0.1 million.

At the Closing Date of the Business Combination, the Company received proceeds of approximately $119 million, after giving effect to all of the terms of the closing, which will be utilized to fund operations. Therefore, management believes that the Company’s existing cash resources coupled with the proceeds from the Business Combination will be sufficient to fund operations for at least the twelve months following the issuance of these financial statements. In addition, management believes that the Company will be able to obtain additional third-party debt or equity financing to support future operations, if necessary.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The financial statements are presented in U.S. dollars, which represent the Company’s reporting currency. Unless otherwise noted, dollars are in thousands.

In December 2024, Pubco was formed for the sole purpose of effecting a business combination between the Company and Colombier. The Company and Colombier were both issued 500 shares, which constitutes 50% ownership of Pubco by both the Company and Colombier. Pubco was analyzed and determined to be a variable interest entity as it lacks sufficient equity at risk to sustain its operations. The Company does not have unilateral control of Pubco as all significant decisions require consent from the Company and Colombier. As such, the Company will account for its investment in Pubco using the equity method in accordance with Accounting Standards Codification (“ASC”) 323-10, “Investments – Equity Method and Joint Ventures”. As of June 30, 2025 and December 31, 2024, the investment balance was immaterial.

Correction of an Error

During the second quarter of 2025, it was determined that, in prior periods, deferred transaction costs were incorrectly presented as an operating activity within the statements of cash flows. These costs, which are directly related to the Company’s Business Combination, should have been presented as a financing activity for paid amounts and disclosed separately as a supplemental non-cash financing activity for unpaid amounts within the statements of cash flows. The Company corrected this presentation error beginning with the six months ended June 30, 2025. For the three months ended March 31, 2025, $0.8 million previously presented as an operating activity will be reclassified with $0.7 million presented as a financing activity and $0.1 million disclosed as a supplemental non-cash financing activity within the statements of cash flows. For the year ended December 31, 2024, $0.3 million previously presented as an operating activity will be reclassified with $0.1 million presented as a financing activity and $0.2 million disclosed as a supplemental non-cash financing activity within the statements of cash flows. The Company performed a quantitative and qualitative assessment of the errors and determined they did not have a material impact on any of the previously issued financial statements. Therefore, these immaterial errors have been corrected in the current period in accordance with the guidance under SEC Staff Accounting Bulletin Number 99, “Materiality”, which is since codified in ASC 250, “Accounting Changes and Error Corrections”.

METROPLEX TRADING COMPANY LLC (dba GrabAGun.com)

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts and disclosures of assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Such estimates include those related to revenue recognition, vendor rebates, depreciable lives of fixed assets and capitalized software, allowance for sales returns, and incremental borrowing rates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The carrying values of cash and cash equivalents approximate their fair values due to the short-term nature of these instruments. Receivables from third-party financial institutions for credit card transactions and the Company’s Shoot Now Pay Later (“SNPL”) program are included as they typically settle within five days or less and are recorded at the expected realizable value, net of any fees owed to the credit card processor and the financing entity.

The Company has established an allowance for expected credit losses based upon its analysis of aged receivables and economic conditions. Past-due receivable balances are written off when the Company’s collection efforts have been unsuccessful in collecting the amounts due. As of June 30, 2025 and December 31, 2024, the Company has determined that substantially all amounts are collectible, and an allowance was not considered necessary.

	June 30,	December 31,
	2025	2024
Cash	$4,314	$6,917
Receivables from third-party financial institutions for credit card transactions	233	884
Receivables from third-party financial institutions for SNPL program	95	86
Cash and cash equivalents	$4,642	$7,887

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash and cash equivalents and receivables. The Company’s cash is held at financial institutions where account balances may at times exceed federally insured limits of $250,000. The Company has not experienced losses on these accounts, and management believes the Company is not exposed to significant risks on such accounts. The Company has historically not experienced any significant losses related to the collection of its receivables. Additionally, the Company has no financial instruments with off-balance sheet risk of loss.

Customer Concentration

As of June 30, 2025 and December 31, 2024, no customers accounted for more than 10% of accounts receivable. For the three and six months ended June 30, 2025 and 2024, no customers accounted for more than 10% of revenues.

Vendor Concentration

The Company purchases firearms and ammunition products included on its website directly from both manufacturers and wholesale distributors. While the Company sources products from a diverse vendor base, purchases from the Company’s largest wholesale distributors, defined as those accounting for 10% or more of cost of goods sold, represented approximately 39% and 47% of cost of goods sold for the three and six months ended June 30, 2025, respectively, and 52% of cost of goods sold for both the three and six months ended June 30, 2024.

METROPLEX TRADING COMPANY LLC (dba GrabAGun.com)

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

Inventory, net

Inventories, which consist primarily of finished firearms and non-firearms goods, are valued at the lower of cost or net realizable value. Cost is determined using the weighted-average cost method and includes the cost of goods and related freight costs, if any.

The Company records adjustments to its inventories, which are reflected in cost of goods sold, if the cost of specific inventory items on hand exceeds the amount that the Company expects to realize from the ultimate sale or disposal of the inventory. A provision is recorded to reduce the cost of inventories to the estimated net realizable values, if necessary. No provision was recognized during the three or six months ended June 30, 2025 and 2024.

In addition, the Company records an estimated reserve amount for the net realizable value of expected future inventory returns related to the Company’s sale returns reserve. The inventory returns reserve balance was $0.2 million as of June 30, 2025 and $0.3 million as of December 31, 2024, and is included in inventory, net within the balance sheets.

Deferred Transaction Costs

Deferred transaction costs consist of direct legal, accounting, filing and other fees and costs directly attributable to the Company’s Business Combination (refer to Note 1 for more information). The Company capitalized deferred transaction costs prior to the close of the Business Combination and included within the balance sheets. Upon closing of the Business Combination, in July 2025, the Company reclassified all deferred transaction costs related to the Business Combination as a reduction to additional paid-in capital to offset the proceeds received upon the closing of the Business Combination. The deferred transaction costs were $1.7 million as of June 30, 2025 and $0.3 million as of December 31, 2024.

Capitalized Software, net

The Company capitalizes certain costs related to the development of its internal-use software, development of its website application, and implementation of certain hosting arrangements related to service contracts in accordance with ASC 350-40, “Intangibles — Goodwill and Other”. These costs consist primarily of internal and external labor and are capitalized during the application development stage, meaning when the research stage is complete, and management has committed to a project to develop software that will be used for its intended purpose. The Company also capitalizes costs incurred during subsequent efforts to significantly upgrade and enhance the functionality of the software. Capitalized costs are included in capitalized software, net within the balance sheets. Amortization of internal-use software costs is recorded on a straight-line basis over the estimated useful life and begins once the project is substantially complete and the software is ready for its intended purpose. Useful lives range from one to five years, and amortization is included within general and administrative expenses within the statements of operations.

Cloud Computing Arrangements

The Company incurs costs to implement cloud computing arrangements that are hosted by third-party vendors. For cloud computing arrangements that do not include a software license, implementation costs incurred during the application development stage are capitalized until the software is ready for its intended use. The costs are then amortized on a straight-line basis over the term of the associated hosting arrangement and are included within general and administrative expenses within the statements of operations. Capitalized costs related to cloud computing arrangements, net of accumulated amortization, are reported as a component of either prepaid and other current assets or other assets on the balance sheets, depending on the useful life. Cloud computing arrangement implementation costs are classified within operating activities in the statements of cash flows.

Capitalized costs related to cloud computing arrangements computing are tested for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets. No impairment charges were recorded on any capitalized cloud computing implementation costs during the three or six months ended June 30, 2025 and 2024.

METROPLEX TRADING COMPANY LLC (dba GrabAGun.com)

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

The Company’s capitalized implementation costs for cloud computing arrangements, net consisted of the following (in thousands):

		June 30, 2025
	Balance Sheet Location	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Implementation costs, short-term	Prepaid and other current assets	$15	$—	$15
Implementation costs, long-term	Other assets	50	—	50
Total capitalized cloud computing arrangements implementation costs		$65	$—	$65

These cloud computing arrangements were primarily related to the implementation of the Company’s enterprise resource planning system, among other software implementations. As of June 30, 2025, the Company has not placed any cloud computing arrangement into service and therefore has not recorded any amortization expense during three or six months ended June 30, 2025 and 2024. As of the year ended December 31, 2024, the Company had no capitalized cloud computing arrangement implementation costs.

Property and Equipment, net

Property and equipment is stated at cost less accumulated depreciation. Depreciation is recorded on a straight-line basis over an asset’s estimated useful life as follows:

Useful life
Furniture and fixtures	7 years
Computers, hardware and software	5 years
Leasehold improvements	Shorter of remaining useful life or lease term
Equipment	10 years

Maintenance and repairs are charged to operating expense when incurred; additions and improvements that increase the useful life of the asset are capitalized. Upon disposition, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is reflected as other income or expense in the statements of operations.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets, such as property and equipment, capitalized software, and operating lease right-of-use (“ROU”) asset for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If indicators of impairment are present, the Company will perform a recoverability test by comparing the sum of the estimated undiscounted future cash flows attributable to the asset or asset group in question to the carrying amount. If the undiscounted cash flows used in the test for recoverability are less than the asset or asset group’s carrying amount, the Company will determine the fair value of the asset or asset group and recognize an impairment loss if the carrying amount exceeds its fair value. No impairment charges were recorded on any long-lived assets during the three or six months ended June 30, 2025 and 2024.

METROPLEX TRADING COMPANY LLC (dba GrabAGun.com)

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

Leases

The Company primarily leases real estate property under a non-cancelable operating lease agreement. On the lease commencement date, the Company recognizes an ROU asset representing its right to use the underlying asset for the lease term on the balance sheet along with the related lease liability representing its obligation to make lease payments arising from the lease. The ROU asset consists of: 1) the amount of the initial lease obligation; 2) any lease payments made to the lessor at or before the lease commencement date, minus any lease incentives received; and 3) any initial direct cost incurred by the Company. Initial direct costs are incremental costs of a lease that would not have been incurred if the lease had not been obtained and are capitalized as part of the ROU asset. The lease obligation equals the present value of the future cash payments discounted using the rate implicit in the lease whenever that rate is readily determinable. If the rate implicit in the lease is not readily determinable, the Company uses its incremental borrowing rate, which is determined by utilizing management judgment based on information available at lease commencement. Lease payments can include fixed payments, variable payments that depend on an index or rate known at the commencement date, and extension option payments or purchase options which the Company is reasonably certain to exercise. In the determination of the lease term, the Company considers the existence of extension or termination options and the probability of those options being exercised.

Operating lease expense equals the total cash payments recognized on a straight-line basis over the lease term and are reflected in general and administrative expenses within the statements of operations. The amortization of the right-of-use asset is calculated as the straight-line lease expense less the accretion of the interest on the lease obligation each period. The lease obligation is reduced by the cash payment less interest each period.

The Company’s operating lease is included in the operating lease ROU asset and lease liability within the balance sheets. The Company has no finance leases.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received from the sale of an asset or paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date.

To measure the fair value of assets and liabilities, the Company uses the following fair value hierarchy based on three levels of inputs:

Level 1—Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities.

Level 2—Observable inputs other than quoted prices included within Level 1, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; and inputs other than quoted prices that are observable or are derived principally from, or corroborated by, observable market data by correlation or other means.

Level 3—Unobservable inputs are used when little or no market data is available.

For financial assets and liabilities, including cash and cash equivalents, prepaid expenses and other current assets, other assets, accounts payable, and accrued expenses and other current liabilities, the carrying value approximates fair value due to the relatively short maturity period of these balances.

Vendor Rebates

From time to time, depending on marketing programs offered by vendors, the Company is eligible for rebates based on volume purchases and other parameters determined by vendors. The Company records the rebates as a reduction to the cost of inventory. The Company records such rebates throughout the fiscal year based on actual results achieved on a year-to-date basis and its expectation that purchase levels and other parameters will be met to earn the rebates.

METROPLEX TRADING COMPANY LLC (dba GrabAGun.com)

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

Revenue Recognition

Revenue is recognized upon satisfaction of all contractual performance obligations and transfer of control to the customer and is measured as the amount of consideration to which the Company expects to be entitled in exchange for corresponding goods or services. Substantially all of the Company’s sales are single performance obligation arrangements for retail sale transactions directly from the Company’s website or mobile app for which the transaction price is equivalent to the stated price of the product or service, net of any stated discounts applicable at a point in time. Each sales transaction results in an implicit contract with the customer to deliver a product or service at the point of sale.

 Revenue from retail sales, including sales in which products ordered from distributors are shipped directly to customers (“drop-ship” sales arrangements), is recognized upon delivery of merchandise to the customer’s desired location. As the Company ships large volumes of packages through multiple carriers, actual delivery dates may not always be available; as such, the Company estimates delivery dates based on historical data.

Certain revenues earned by the Company require judgment to determine if revenue should be recorded gross as principal or net of related costs as an agent, including drop-ship arrangements and third-party shipping and handling costs. For drop-ship arrangements, the Company has concluded that it acts as the principal in the transaction because it maintains control over the product throughout the order process, including directing the shipment, determining the price, and bearing inventory risk. The Company has determined it is the principal in transactions involving shipping and handling costs, as these services are integrated into the fulfillment of the customer’s order and are part of its performance obligation to deliver the product to the customer’s desired location. As such, the Company has concluded that it is acting as the principal, and revenue is recorded gross in net revenues and cost of goods sold within the statements of operations. Sales tax amounts collected from customers that are assessed by a governmental authority are excluded from revenue.

Generally, customers may return non-firearm products within 30 days of purchase. Revenue is recognized net of expected returns, which the Company estimates using historical return patterns and its expectation of future returns. The Company’s sales returns reserve totaled $0.3 million as of June 30, 2025 and $0.4 million as of December 31, 2024, and is included in accrued expenses and other current liabilities within the balance sheets.

Gift Card Sales

Additionally, the Company sells gift cards, which do not have expiration dates, and does not deduct non-usage fees from outstanding gift card balances. Gift card sales represent an open performance obligation for the future delivery of promised goods or services to be provided by the Company and is considered a liability to be subsequently recognized as revenue upon redemption by the customer, which is typically within one year of issuance. Over time, a portion of the outstanding balance of gift cards will not be redeemed by the customer, which is referred to as “breakage”. Revenue is recognized for expected breakage over time in proportion to the pattern of redemption by customers to the extent that breakage revenue is not immaterial. The determination of the gift card breakage is based on the Company’s specific historical redemption patterns. As of June 30, 2025 and December 31, 2024, unredeemed gift card balances were immaterial.

Transfer and Background Check Procedures

Because the Company sells firearms direct to consumers from its store-front location and because the Company receives firearm shipments from other sellers which the Company provides to the consumer at the Company’s store-front location, the Company is subject to regulation by the Bureau of Alcohol, Tobacco, Firearms and Explosives (“ATF”). The ATF requires entities that physically transfer firearms to consumers to hold a Federal Firearm License (“FFL”) and to perform certain transfer and background check procedures prior to transferring the firearm to the consumer. Consequently, the Company is required to hold an FFL and provide its customers with the option to select the Company’s location for completing the required firearm transfer and background check procedures. Customers may also select any of a number of other FFL locations that are listed within the United States. If the customer selects a non-Company FFL location, the Company ships the firearm ordered by the customer directly to the FFL selected by the customer. The customer then completes the necessary firearm transfer and background check procedures at that location. Because the Company is listed as an FFL location to process firearm transfer and background check procedures, the Company occasionally receives firearms not purchased from its website for which it has responsibility to complete the necessary transfer and background check procedures prior to transferring the firearm to the consumer. In these cases, the Company charges a fee for the transfer and background check procedures. Revenue is recognized at a point in time when the transfer and background check procedures are completed.

METROPLEX TRADING COMPANY LLC (dba GrabAGun.com)

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

Unearned Revenue

Unearned revenue is recorded when payments are received or due in advance of completing performance obligations, which primarily relates to the timing difference between the customer order date and the delivery date to the customer’s desired location, as each customer is required to pay for its order at the time purchase. The Company’s unearned revenue balance within its balance sheets as of June 30, 2025 and December 31, 2024 totaled $1.8 million and $2.3 million, respectively. These balances are recognized as revenue upon transfer of control, which is typically within the first month of the following fiscal period.

Disaggregated Revenue Information

The following table represents a disaggregation of revenue by category. The Company notes that revenue recognition processes are consistent between each category as substantially all of the Company’s sales consist of retail sale transactions directly from its website.

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
Firearm Sales	$17,836	$16,098	$37,438	$36,351
Non-Firearm Sales	3,392	4,293	7,121	10,640
Total Sales	$21,228	$20,391	$44,559	$46,991

Cost of Goods Sold

Cost of goods sold includes all product related costs (inclusive of vendor rebates, related inventory reserves, and credit card processor fees) and consists of costs to receive and warehouse products. These costs include internal quality assessments of products purchased from vendors, in addition to packing and shipping products ordered by customers. These costs exclude depreciation expense related to property and equipment as the Company does not manufacture any products sold to customers.

Income Taxes

The Company is a limited liability company but has elected to be treated as an S corporation for federal and state tax purposes with all income tax liabilities and benefits of the Company being passed through to the members. As such, no recognition of federal or state income taxes for the Company has been provided for in the accompanying financial statements.

The Company accounts for income taxes in accordance with ASC 740, “Income Taxes”, which prescribes a recognition threshold and measurement process for accounting for uncertain tax positions and also provides guidance on various related matters such as derecognition, interest, penalties and disclosures required. The Company does not have any entity-level uncertain tax positions. The Company files income tax returns in the U.S. federal jurisdictions and various state jurisdictions. Generally, the Company is subject to examination by U.S. federal (or state and local) income tax authorities for three years from filing a tax return.

Net Income per Unit

Basic net income per membership interest unit is computed by dividing net income attributable to members by the weighted average number of member units outstanding during the reporting period. Diluted net income per membership interest unit is computed similar to basic net income per unit except that the denominator is increased to include the number of additional member units that would have been outstanding if the potential member unit equivalents had been issued and if the additional member units were dilutive. There were no dilutive member units issued or outstanding for the three and six months ended June 30, 2025 and 2024; as such, there is no difference between basic net income per unit and diluted net income for the three and six months ended June 30, 2025 and 2024.

METROPLEX TRADING COMPANY LLC (dba GrabAGun.com)

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

Recent Accounting Pronouncements

Accounting Pronouncements Recently Adopted

In November 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures” (“ASU 2023-07”), which introduced key amendments to enhance disclosures for public entities’ reportable segments. The amendments require disclosure of significant segment expenses that are regularly provided to the chief operating decision maker (“CODM”) and included within each reported measure of segment profit or loss, an amount and description of its composition for other segment items to reconcile to segment profit or loss, and the title and position of the entity’s CODM. The amendments also expand the interim segment disclosure requirements. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted and requires retrospective application to all prior periods presented in the financial statements. The Company adopted ASU 2023-07 on January 1, 2024. The adoption of this standard did not have a material impact on the Company’s financial statements but resulted in expanded disclosures within the segment reporting footnote.

In December 2023, FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures” (“ASU 2023-09”), which provides qualitative and quantitative updates to rate reconciliation and income taxes paid disclosures. The amendments enhance the transparency of income tax disclosures by requiring consistent categories, greater disaggregation of information within the rate reconciliation, and jurisdiction-specific disaggregation of income taxes paid. The Company adopted ASU 2023-09 effective January 1, 2025, applying the amendments prospectively as allowed under the guidance. The adoption of ASU 2023-09 did not have a material impact on the Company’s financial statements.

In March 2024, the FASB issued ASU 2024-01, “Compensation — Stock Compensation (Topic 718): Scope Application of Profits Interest and Similar Awards” (“ASU 2024-01”). This update provides clarifying guidance by adding an illustrative example demonstrating the application of the scope guidance in paragraph 718-10-15-3, which determines whether profits interest and similar awards should be accounted for in accordance with Topic 718, Compensation — Stock Compensation. The amendments under ASU 2024-01 are effective for annual periods beginning after December 15, 2024, and interim periods within those annual periods. The Company adopted ASU 2024-01 effective January 1, 2025, using the prospective adoption method, whereby the amendments apply only to profits interest and similar awards granted or modified after the adoption date. The adoption did not result in a material impact on the Company’s financial statements.

Accounting Pronouncements Not Yet Adopted

In November 2024, the FASB issued ASU 2024-03, “Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses” (“ASU 2024-03”), which is intended to improve the disclosures of expenses by providing more detailed information about the types of expenses in commonly presented expense captions. Additionally, in January 2025, the FASB issued ASU 2025-01, “Income Statement - Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Clarifying the Effective Date” (“ASU 2025-01”), to clarify the effective date of ASU 2024-03. The standard requires breaking down expenses into specific categories, such as employee compensation and costs related to depreciation and amortization, as well as a qualitative description of the amounts remaining in relevant expense captions that are not separately disaggregated quantitatively. This ASU also requires disclosure of the total amount of selling expense and, in annual reporting periods, an entity’s definition of selling expenses. ASU 2024-03 is effective for the Company beginning in fiscal year 2027 and interim periods beginning in fiscal year 2028, either prospectively to financial statements issued for reporting periods after the effective date or retrospectively to all prior periods presented in the financial statements. Early adoption is permitted. The Company is currently evaluating the impact of adopting this ASU on its financial statement disclosures.

METROPLEX TRADING COMPANY LLC (dba GrabAGun.com)

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

4.	SIGNIFICANT BALANCE SHEET COMPONENTS

Capitalized software, net

Capitalized software, net consisted of the following:

	June 30, 2025
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Website development	$1,106	$995	$111
Internal-use software	967	615	352
Implementation costs	13	13	—
Total capitalized software	$2,086	$1,623	$463

	December 31, 2024
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Website development	$1,021	$965	$56
Internal-use software	900	552	348
Implementation costs	13	13	—
Total capitalized software	$1,934	$1,530	$404

Additions to capitalized software were $0.2 million for both the six months ended June 30, 2025 and year ended December 31, 2024.

Amortization expense was $0.1 million for both the three months ended June 30, 2025 and 2024, and $0.1 million and $0.2 million for the six months ended June 30, 2025 and 2024, respectively, and is included in general and administrative expenses.

As of June 30, 2025, estimated future amortization expense is expected as follows:

Estimates for the year
Remainder of 2025	$86
2026	141
2027	104
2028	76
2029	47
Thereafter	9
Total capitalized software, net	$463

Accrued expenses and other current liabilities

Accrued expenses and other current liabilities consisted of the following:

	June 30, 2025	December 31, 2024
Sales return estimate	$266	$409
Accrued professional services	33	314
Accrued credit card payable	360	356
Other accrued liabilities	5	—
Total accrued expenses and other current liabilities	$664	$1,079

METROPLEX TRADING COMPANY LLC (dba GrabAGun.com)

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

5.	MEMBERS’ CAPITAL

The Company has 100 total units of membership interest that are held by four members. Each member equally shares a pro rata ownership percentage in the Company’s capital, profits, losses, and distributions. As of June 30, 2025 and December 31, 2024, 100 membership interest units were issued and outstanding.

6.	LEASES

The Company leases certain office and warehouse space under a single long-term, non-cancelable operating lease. This lease includes one or more options to renew the lease term or terminate the lease. The exercise of these options is at the Company’s discretion and is therefore included in the determination of the lease term when it is reasonably certain the Company will exercise such options. As the Company’s lease does not contain a readily determinable implicit rate, the Company determined the present value of the lease liability using its incremental borrowing rate at the lease commencement date. The Company’s lease is classified as an operating lease.

As of June 30, 2025, future payments associated with the Company’s operating lease liability were as follows:

Six months ending June 30,	Amount
Remainder of 2025	$122
2026	41
2027	—
2028	—
2029	—
Thereafter	—
Total minimum lease payment	$163
Less: amount representing interest	(3)
Present value of operating lease obligations	$160

Operating lease liability, current	160
Operating lease liability, non-current	—
Total operating lease liability	$160

The remaining lease term and discount rate related to the Company’s ROU asset and lease liability for its operating lease were as follows:

	June 30, 2025	December 31, 2024
Remaining lease term (in years)	0.66	1.16
Discount rate	6.12%	6.12%

Supplemental information concerning the cash flow impact arising from the Company’s lease recorded in the Company’s statements of cash flows is detailed in the following table:

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
Cash paid for amounts included in the measurement of lease liability	$61	$58	$120	$115

METROPLEX TRADING COMPANY LLC (dba GrabAGun.com)

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

7.	RESTRICTED MEMBER INTEREST UNITS

On January 6, 2025, the Company granted restricted member interest units (“RUs”) to a consultant, valued at $2.9 million as of the date of grant. The RUs include a performance vesting condition tied to the consummation of the Business Combination. Upon the close of the Business Combination, the RUs will be settled in the form of 300,000 shares of Pubco common stock, otherwise they will be forfeited if the Business Combination is not completed.

The Company determined that these awards fall within the scope of ASC 718, “Compensation — Stock Compensation”. For the six months ended June 30, 2025, the Company did not recognize compensation costs related to the RUs since the performance condition was determined to be “not probable.” Upon the close of the Business Combination, the performance condition was deemed satisfied; therefore, compensation costs will be recognized in July 2025.

8.	SEGMENT INFORMATION

The Company operates as a single operating segment. The Company’s chief operating decision maker is one individual and has the role of Chief Executive Officer (the “CODM”). The CODM reviews financial information including operating results and assets on a company-wide basis, accompanied by disaggregated information about the Company’s revenue. For information about how the Company derives revenue, as well as the Company’s accounting policies, refer to Note 3.

The CODM uses multiple measures of performance including net income to assess performance, evaluate cost optimization, and allocate financial, capital and personnel resources. Asset information is not presented as the CODM does not use asset information for purposes of making operating decisions, allocating resources, and evaluating financial performance.

The following table sets forth significant expense categories and other specified amounts included in net income that are reviewed by the CODM, or are otherwise regularly provided to the CODM, for the three and six months ended June 30, 2025 and 2024:

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
Net revenues	$21,228	$20,391	$44,559	$46,991
Less:
Inventory and product costs	18,273	17,536	38,350	41,289
Depreciation and amortization expense	50	86	101	173
Other costs and expenses(1)	2,315	1,935	5,453	4,008
Interest income	(40)	(46)	(93)	(119)
Net income	$630	$880	$748	$1,640

(1)	Other costs and expenses primarily consists of employee compensation expense, legal and professional services, shipping expenses, payment processing fees, and program and web development expenses.

As of June 30, 2025 and December 31, 2024, all of the Company’s property and equipment were maintained in the United States. For the three and six months ended June 30, 2025 and 2024, all of the Company’s revenues and expenses were generated and incurred in the United States.

METROPLEX TRADING COMPANY LLC (dba GrabAGun.com)

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

9.	COMMITMENTS AND CONTINGENCIES

Litigation

From time to time, the Company may become involved in various litigation and administrative proceedings relating to claims arising from its operations in the normal course of business. Management believes that the ultimate resolution of any such matter will not have a material adverse effect on the financial position or results of operations of the Company.

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred, and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

In April 2021, the Company entered into a transaction advisory service agreement to facilitate potential corporate transactions, including mergers, acquisitions, and restructurings. Under the agreement, the Company is obligated to pay the advisor a tiered fee based on the transaction value, ranging from 2% to 5%, with a minimum fee of $1.5 million. The terms of the transaction fee were renegotiated in January 2025, in anticipation of the Business Combination with Colombier. Under the terms of the amended agreement, the Company will pay a fixed fee of $2.5 million to the advisor if the transaction is consummated. As of June 30, 2025 and December 31, 2024, no amounts related to this contingent obligation have been recognized in the financial statements. Upon the close of the Business Combination, the contingency was settled.

There were no other commitments and contingencies as of June 30, 2025 and December 31, 2024.

10.	SUBSEQUENT EVENTS

The Company has evaluated subsequent events through August 14, 2025, which is the date the financial statements were available to be issued.

On July 15, 2025, the Company consummated the Business Combination (see Note 1).